Exhibit 10.1

AMENDMENT 2014-1

NORDSTROM
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Nordstrom Supplemental Executive Retirement Plan (2008 Restatement) (the “Plan”) is hereby amended pursuant to Section 6.01(c) of the Plan to adjust the measuring period for interest on Post-Normal Retirement Date service to begin on a Participant’s Normal Retirement Date instead of on the first day of the calendar month following Participant’s Normal Retirement Date, effective as stated herein.

1.    Section 3.07 Deferred Retirement Benefits is amended effective immediately by deleting existing 3.07 in its entirety and replacing it with the following:

“Deferred Retirement Benefits.  An Executive who retires after his or her Normal Retirement Date shall be entitled to a Deferred Retirement Benefit equal to the Normal Retirement Benefit under this Article III, but increased with interest for each Year of Post-Normal Retirement Date Service, up to a maximum of ten (10) Years of Post-Normal Retirement Date Service.  For Executives who have not retired as of the execution date of this Amendment 2014-1, a Year of Post-Normal Retirement Date Service means the period of twelve (12) consecutive full months beginning with the Participant’s Normal Retirement Date, and each successive period of twelve (12) consecutive full months, prior to the Participant’s date of Retirement (as defined in 2.02(a)). Partial Years of Post-Normal Retirement Date Service shall be disregarded.  An interest rate of five percent (5%) per Year of Post-Normal Retirement Date Service, compounded annually, shall be used to calculate the increase under this section.”

Approved pursuant to proper authority this ___ day of ____________, 2014.

NORDSTROM, INC.

By:_________________________________

Title:________________________________

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AMENDMENT 2014-1